Exhibit 99.1
ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	June 30, 2011
President

Telephone:	(770) 394-6000
Fax:	(770) 551-5914
ROBERTS REALTY INVESTORS, INC.
ANNOUNCES CONTRACT TO SELL NORTHRIDGE LAND PARCEL
ATLANTA, GA — Roberts Realty Investors, Inc. (NYSE Amex: RPI) announces it has signed a contract to sell its 11-acre parcel of land located off of GA 400 and Northridge Road in Sandy Springs, Georgia for $5,060,000 or $23,000 per apartment unit plus the reimbursement of certain development and construction expenses in the amount of $303,789 for a total cash sales price of $5,363,789 or $24,381 per apartment unit. The company expects to close the sale by October 31, 2011, subject to customary due diligence and closing conditions.
Mr. Charles R. Elliott, the company’s CFO, stated: “Although we had planned to, and would have preferred to, develop and construct a multifamily community on the Northridge land parcel ourselves, we have not been able to obtain the necessary equity and construction financing. We concluded that it is in the best interest of the company and our shareholders to sell the Northridge land parcel to strengthen the Company’s balance sheet and provide it with increased liquidity.”
As discussed in our previous SEC filings, Roberts Properties, Inc., which is wholly owned by Mr. Charles S. Roberts, the company’s CEO, will purchase the property through a newly formed joint venture. The closing of the sale is subject to the joint venture raising the equity and debt for the specific purpose of funding the purchase of the property and constructing a multifamily community. The company’s audit committee, which is composed of two independent directors, approved the transaction in accordance with the committee’s charter in compliance with the applicable listing rules of the NYSE Amex Equities stock exchange. In approving the transaction, the audit committee obtained two independent appraisals of the market value of the Northridge land parcel. These appraisals valued the parcel at $5.1 million and $3.3 million. The company’s board of directors also approved the transaction in accordance with the company’s Code of Business Conduct and Ethics, with Mr. Roberts abstaining from the vote.
Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust.

Forward Looking Statements
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements relate to our intent, belief, or expectations regarding our plan to sell the Northridge land parcel to Roberts Properties, Inc. or its designee. These statements involve risks and uncertainties, including the risk that Roberts Properties, Inc. or its designee may be unable to raise the equity and debt required and thus may be unable to close the purchase. Other risks and uncertainties include the occurrence, ultimate terms, and timing of the sale. These forward-looking statements are not guarantees of future performance.
For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled “Risk Factors.”

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